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July 1, 2003


Board of Directors
North Fork Bancorporation, Inc.
275 Broadhollow Road
Melville, New York  11747

      Re:   Registration Statement on Form S-8
            2003 Stock Compensation Plan

Gentlemen:

      We have served as counsel to North Fork Bancorporation, Inc., Melville, New York (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 which is being filed by the Company with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), and the Rules and Regulations promulgated thereunder, relating to the registration and issuance by the Company of an aggregate of up to five million (5,000,000) shares of common stock of the Company, par value $0.01 per share (the "Shares"), pursuant to the North Fork Bancorporation, Inc. 2003 Stock Compensation Plan (the "Plan").

      This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

      In rendering the opinions contained herein, we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Registration Statement, the Company's Certificate of Incorporation, as amended, the Company's Bylaws, as amended, certain resolutions adopted by the Compensation and Stock Committee of the Board of Directors of the Company and the Board of Directors of the Company relating to the Plan and certificates received from state officials and from officers of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the correctness of all statements submitted to us by officers of the Company.

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Board of Directors
July 1, 2003
Page 2


      Our opinion is limited to the matters set forth herein and we express no opinion other than as expressly set forth herein. In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the General Corporation Law of the State of Delaware. Our opinion is expressed as of the date hereof and is based on laws currently in effect. Accordingly, the conclusions set forth in this opinion letter are subject to change in the event that any laws should change or be enacted in the future. We are under no obligation to update this opinion letter or to otherwise communicate with you in the event of any such change.

      Based upon and subject to the foregoing, we are of the opinion that, upon effectiveness of the Registration Statement, the Shares issued by the Company under the Plan, if issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent we do not thereby admit that we are experts or otherwise within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission thereunder.

                                            Very truly yours,


                                            /s/  STINSON MORRISON HECKER LLP